Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren
Vice President, Chief Financial Officer
(510) 661-1803 amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

Curon Medical Announces One-for-Four Reverse Stock Split

Fremont, CA, May 25, 2006– Curon Medical, Inc. (Pink Sheets: CURN) announced today that pursuant to the authority given by its stockholders at its Annual Meeting of Stockholders held on May 31, 2005, its Board of Directors has determined to effect a one-for-four reverse stock split of its common stock. Each holder of Curon Medical common stock will receive one newly-issued share for each four shares held as of the close of business on May 29, 2006. Curon Medical’s transfer agent, Mellon Investor Services, will act as the administrator for the reverse stock split.

Since Curon Medical has been notified of its delisting from the Nasdaq Capital Market, the Company expects its quotation to appear in the “Pink Sheets” under the trading symbol “CURN” beginning on May 24, 2006. Curon Medical’s common stock may also be quoted in the future on the Over-the-Counter Bulletin Board, provided that a market maker files the necessary application with the NASD and such application is cleared. Curon Medical’s common stock will begin trading on a reverse split basis as of the opening of trading on May 30, 2006.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta® System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca® System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com

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